Exhibit 99.1

                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601

Champions Oncology Reports Record Annual Revenue of $59 Million
Delivers Fourth Consecutive Quarter of Positive Adjusted EBITDA

Hackensack, NJ – July 27, 2026 – Champions Oncology, Inc. (Nasdaq: CSBR), a global leader in clinically relevant oncology research models and translational solutions, today announced its financial results for the fiscal year and fourth quarter ended April 30, 2026.

Fourth Quarter and Other Financial Highlights:
•Record annual revenue of $59.4 million
•Fourth quarter revenue of $13.8 million
•Fourth quarter oncology services margin of 51%
•Adjusted EBITDA of $158,000 for the quarter and $1.6 million for the fiscal year
•Adjusted EBITDA income all four quarters in FY 2026
•Continued investment in radiopharmaceuticals, the data platform and commercial organization

Robert Brainin, CEO of Champions, commented, "Fiscal 2026 marked a year of meaningful progress in executing our strategic priorities as we delivered record annual revenue while continuing to invest in the capabilities we believe will support our next phase of growth. Our core research services business performed well as we advanced several strategic initiatives, including expanding our radiopharmaceutical platform, strengthening our data strategy, making meaningful progress toward the commercial application of Corellia's technology, and growing our commercial organization. We believe these investments strengthen our competitive position and expand our opportunities for long-term growth, and we remain focused on building on this momentum."

David Miller, CFO of Champions added, "Our financial results for fiscal 2026 reflect the strength of our core research services business. We delivered record annual revenue despite the absence of the prior year's significant data licensing transaction and generated positive Adjusted EBITDA in each quarter of the fiscal year, reflecting our disciplined approach to managing our cost structure while continuing to invest in our strategic initiatives. We remain focused on allocating capital prudently to support the Company's long-term growth objectives."

Fourth Quarter Financial Results

Total oncology revenue for the fourth quarter of fiscal 2026 was $13.8 million, compared to $12.4 million for the same period last year, an increase of 12%. Total costs and operating expenses for both the fourth quarter of fiscal 2026 and 2025 were $14.4 million.

Exhibit 99.1
For the fourth quarter of fiscal 2026, Champions reported a loss from operations of $522,000, which includes $357,000 in stock-based compensation, $322,000 in depreciation and amortization, and a $1,000 charge on the disposal of lab equipment, compared to a loss from operations of $2.0 million, inclusive of $131,000 in stock-based compensation, $394,000 in depreciation and amortization, and a $293,000 charge on the disposal of lab equipment in the fourth quarter of fiscal 2025. Adjusted EBITDA income, which is defined as net income excluding stock-based compensation, depreciation and amortization expenses, a loss on the sale and / or disposal of lab equipment, other income, and taxes, was $158,000 for the quarter, compared to an adjusted EBITDA loss of $1.2 million in the prior year period.

Cost of oncology revenue was $6.8 million for three months ended April 30, 2026, as compared to $7.3 million for the three months ended April 30, 2025, a decrease of $462,000 or 6%. The reduction reflected continued cost discipline, lower outsourced research services expenses, including the continued transition of certain radiopharmaceutical activities in-house, and lower compensation expense. Combined with higher revenue, these factors generated improved operating leverage and increased oncology services margin to 51% from 41% in the prior-year period. Oncology services margin and profit are defined below in our Non-GAAP financial information discussion.
Research and development, sales and marketing, and general and administrative expenses remained well controlled during the quarter as the Company continued to invest in strategic growth initiatives. Research and development expense was $2.1 million for the three months ended April 30, 2026, compared to $2.0 million in the prior-year period. Sales and marketing expense increased to $2.8 million from $2.3 million in the prior-year period, primarily reflecting investments to expand the Company's commercial capabilities across both its core research services business and data platform. General and administrative expense increased modestly to $2.6 million from $2.5 million, primarily reflecting higher compensation, including stock-based compensation, and information technology investments supporting the continued growth of the business.

Net cash used in operating activities for the quarter was approximately $2.2 million, driven primarily by working capital timing rather than underlying operating performance. The decrease reflected higher accounts receivable due to the timing of customer collections and a reduction in deferred revenue. Net cash used in investing activities for the quarter was approximately $44,000 for the purchase of lab and computer equipment. Net cash used in financing activities for the quarter was $19,000 resulting from financing lease payments. The Company ended the quarter with a cash position of $4.9 million and no debt.

Year-to-Date Financial Results

Total oncology revenue for fiscal year 2026 was $59.4 million, an increase of 4%, compared to $56.9 million for fiscal year 2025. The increase was driven by continued strength in the Company's core research services business, which more than offset the absence of approximately $4.5 million of data license revenue recognized in the prior fiscal year that did not recur in fiscal 2026. Total operating expenses increased $8.2 million to $60.6 million from $52.4 million in the prior year, primarily reflecting approximately $3.0 million of higher outsourced radiopharmaceutical costs incurred while supporting customer programs prior to transitioning certain activities in-house, as well as continued investment in the Company's commercial organization and data platform.

For the twelve months ended April 30, 2026, Champions reported a loss from operations of $1.1 million, which includes $1.2 million in stock-based compensation, $1.4 million in depreciation and amortization, and a $111,000 loss on the disposal of laboratory equipment, compared to

Exhibit 99.1
income from operations of $4.6 million in the prior year, which included $654,000 in stock-based compensation, $1.6 million in depreciation and amortization, and a $293,000 loss on disposal of laboratory equipment. The year-over-year comparison reflects the absence of the prior year's non-recurring data license revenue, together with the Company's continued investments in its commercial organization, data platform, and radiopharmaceutical capabilities. Adjusted EBITDA was $1.6 million for fiscal year 2026, compared to $7.1 million for the prior fiscal year.

Cost of oncology revenue was $30.9 million for the twelve months ended April 30, 2026, an increase of $2.5 million or 8.8%, compared to $28.4 million for the twelve months ended April 30, 2025. The increase was primarily due to outsourced laboratory services incurred to perform radiopharmacology studies while the Company continued to build its internal radiopharmacology capabilities. Oncology services margin was 48% for the twelve months ended April 30, 2026, compared to 50% for the prior year. The decrease in margin primarily reflected these temporary outsourced laboratory costs.

Research and development expense was $9.1 million for fiscal year 2026, an increase of $2.3 million, or 33%, compared to $6.8 million for the prior year. The increase primarily reflected continued investment in the Company's data platform, including higher sequencing and laboratory costs. Sales and marketing expense was $9.3 million for fiscal year 2026, an increase of $1.8 million, or 23%, compared to $7.5 million for fiscal year 2025. The increase was primarily due to the continued expansion of the Company's sales teams supporting both its core research services and data offerings. General and administrative expense was $11.2 million for fiscal year 2026, an increase of $1.8 million, or 19%, compared to $9.3 million for fiscal year 2025. The increase primarily reflected higher compensation, including stock-based compensation, and increased information technology investments to support the continued growth of the business.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss its fourth quarter financial results. To participate in the call, please call 888-506-0062 (domestic) or 973-528-0011 (international) ten minutes ahead of the call and enter the access code 347142. A replay of the call will be available by dialing 877-481-4010 (Domestic) or 919-882-2331 (International) and entering passcode: 54320, or by accessing the investors section of the company's website within 72 hours.

Full details of the Company’s financial results will be available on later today and no later than Wednesday July 29, 2026 in the Company’s Form 10-K at https://www.championsoncology.com.

* Non-GAAP Financial Information

This press release contains “Non-GAAP financial measures,” which are measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

A further explanation and reconciliation of these Non-GAAP financial measures is included below and in the financial tables in this release.

Exhibit 99.1

The Company believes that the Non-GAAP financial measures presented facilitate an understanding of operating performance and provide a meaningful comparison of its results between periods. The Company’s management uses Non-GAAP financial measures to, among other things, evaluate its ongoing operations in relation to historical results and for internal planning and forecasting purposes. Adjusted EBITDA and Adjusted EPS represent measures that we believe are customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that these measures are useful in evaluating our core operating results. However, Adjusted EBITDA and Adjusted EPS are not measures of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income, operating income, or EPS as indicators of our operating performance or to net cash provided by operating activities (when applicable) as a measure of our liquidity. We believe the Company’s Adjusted EBITDA and Adjusted EPS measures provide information that is directly comparable to that provided by other peer companies in our industry, but other companies may calculate Non-GAAP financial results differently, particularly related to nonrecurring, unusual items.

Adjusted EBITDA

Adjusted EBITDA represents net income (loss), or net income (loss) from operations, excluding the effect of stock-based compensation and depreciation and amortization and may also exclude other items not indicative of our ongoing operating performance, when defined.

Adjusted Net Income (Loss) and Adjusted Earnings Per Share (EPS)

Adjusted net income (loss) (if denoted) and adjusted EPS exclude the effect of stock-based compensation and depreciation and amortization and may also exclude other items not indicative of our ongoing operating performance, when defined.

Oncology Services Profit and Oncology Services Margin

Oncology Services Profit is a Non-GAAP measure calculated as oncology revenue less cost of oncology revenue. Cost of oncology revenue is comprised primarily of expenses for mice, laboratory supplies, compensation, and outsourced lab services. Oncology Services margin is a Non-GAAP measure calculated as oncology services profit divided by oncology revenue.

Management believes that Oncology Services Profit and Oncology Services margin are metrics which provide a clear view of direct profitability before research and development, sales and marketing, and administrative expenses are factored into our results. Management monitors these metrics closely as an indicator of pricing strategy effectiveness and resource utilization. These non-GAAP measures should not be considered in isolation or as a substitute for GAAP measures such as operating income (loss) and net income (loss). A reconciliation to the most directly comparable GAAP measure is provided in the accompanying tables.

About Champions Oncology, Inc.

Champions Oncology is a global preclinical and clinical research services provider that offers end-to-end oncology R&D solutions and innovative data platforms to biopharma organizations. With the largest and most annotated bank of clinically relevant patient-derived xenograft (PDX) and primary hematological malignancy models, Champions delivers innovative highest-quality

Exhibit 99.1
data through proprietary in vivo and ex vivo platforms. Through its large portfolio of cutting-edge bioanalytical platforms, groundbreaking data platform and analytics, and scientific excellence, Champions enables the advancement of preclinical and clinical oncology drug discovery and development programs worldwide. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2026 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Non-GAAP) (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2026	2025	2026	2025
Net income (loss) - GAAP	$(667)	$(1,834)	$(1,175)	$4,701
Less:
Stock-based compensation	$357	$131	$1,237	$654
Depreciation and amortization	$322	$394	$1,377	$1,640
Loss on equipment disposal	$1	$293	$111	$293
Other income, net	$(27)	$(42)	$(211)	$(73)
Provision (benefit) for taxes	$172	$(130)	$246	$(75)
Adjusted EBITDA - Non-GAAP	$158	$(1,188)	$1,585	$7,140

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2026	2025	2026	2025
EPS – GAAP, basic	$(0.05)	$(0.13)	$(0.08)	$0.34
Less:
Effect of stock-based compensation on EPS	$0.03	$0.01	$0.09	$0.05
Effect of depreciation and amortization on EPS	$0.02	$0.03	$0.10	$0.12
Effect of loss on equipment disposal on EPS	$—	$0.02	$0.01	$0.02
Effect of other income, net on EPS	$—	$—	$(0.02)	$(0.01)
Effect of provision (benefit) for taxes on EPS	$0.01	$(0.01)	$0.02	$(0.01)
Adjusted EPS - basic, Non-GAAP	$0.01	$(0.08)	$0.12	$0.51

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2026	2025	2026	2025
EPS – GAAP, diluted	$(0.05)	$(0.13)	$(0.08)	$0.33
Less:
Effect of stock-based compensation on EPS	$0.03	$0.01	$0.09	$0.05
Effect of depreciation and amortization on EPS	$0.02	$0.03	$0.10	$0.11
Effect of loss on equipment disposal on EPS	$—	$0.02	$0.01	$0.02
Effect of other income, net on EPS	$—	$—	$(0.02)	$(0.01)
Effect of provision (benefit) for taxes on EPS	$0.01	$(0.01)	$0.02	$(0.01)
Adjusted EPS - diluted, Non-GAAP	$0.01	$(0.08)	$0.12	$0.49

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2026	2025	2026	2025
Oncology revenue	$13,835	$12,355	$59,425	$56,944

Costs and operating expenses:
Cost of oncology revenue	6,809	7,271	30,900	28,389
Research and development	2,115	1,963	9,084	6,825
Sales and marketing	2,798	2,309	9,318	7,545
General and administrative	2,634	2,525	11,152	9,339
Loss on disposal of equipment	1	293	111	293
Income (loss) from operations	$(522)	$(2,006)	$(1,140)	$4,553
Other income, net	27	42	211	73
Net income (loss) before provision (benefit) for income taxes	$(495)	$(1,964)	$(929)	$4,626
Provision (benefit) for income taxes	172	(130)	246	(75)
Net income (loss)	$(667)	$(1,834)	$(1,175)	$4,701

Net income (loss) per common share outstanding
basic	$(0.05)	$(0.13)	$(0.08)	$0.34
and diluted	$(0.05)	$(0.13)	$(0.08)	$0.33

Weighted average common shares outstanding
basic	13,886,819	13,753,575	13,832,385	13,659,786
and diluted	13,886,819	13,753,575	13,832,385	14,266,781

Condensed Consolidated Balance Sheets as of

	April 30, 2026	April 30, 2025
Cash	$4,872	$9,785
Accounts receivable	13,178	11,204
Prepaid expenses and other current assets	1,169	1,369
Total current assets	19,219	22,358

Property and equipment, net	$3,526	$4,375
Operating lease right-of-use assets, net	3,697	5,080
Other long term assets	212	196
Goodwill	335	335
Total assets	$26,989	$32,344

Accounts payable	6,903	4,248
Accrued liabilities	2,592	2,556
Current portion of operating lease liabilities	1,520	1,471
Other current liability	79	135
Deferred revenue	8,828	15,443
Total current liabilities	19,922	23,853

Non-current portion operating lease liabilities	2,992	4,634
Other non-current liabilities	7	85
Total Liabilities	22,921	28,572

Total stockholders’ equity attributable to Champions Oncology, Inc.	3,939	3,772
Noncontrolling interest	129	—

Total stockholders' equity	4,068	3,772
Total liabilities and stockholders’ equity	$26,989	$32,344

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended April 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$(1,175)	$4,701
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation expense	1,237	654
Depreciation and amortization expense	1,377	1,640
Operating lease right of use assets	1,383	1,172
Loss on sale and disposal of equipment	111	293
Allowance and estimated credit losses	28	(272)
Decrease in uncertain tax position	—	(181)
Gain on termination of operating lease	(9)	—
Changes in operating assets and liabilities	(7,424)	(621)
Net cash (used in) provided by operating activities	(4,472)	7,386

Cash flows from investing activities:
Purchases of property and equipment	(564)	(389)
Proceeds from sale of equipment	24	—
Net cash used in investing activities	(540)	(389)

Cash flows from financing activities:
Finance lease payments	(135)	(150)
Proceeds from exercise of options	234	320
Net cash provided by financing activities	99	170

Increase (decrease) in cash	(4,913)	7,167
Cash, beginning of period	9,785	2,618
Cash, end of period	$4,872	$9,785

Non-cash investing activities:
Equipment purchased in accounts payable	98	197